UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2021

Summit Financial Group, Inc.
(Exact name of registrant as specified in its charter)

West Virginia	0-16587	55-0672148
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

300 North Main Street
Moorefield	West Virginia	26836
(Address of principal executive offices)		(Zip Code)

(304)530-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock Par Value $2.50 per share	SMMF	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously disclosed on a Current Report on Form 8-K filed by Summit Financial Group, Inc. (“Summit”) on April 23, 2021 (the “Prior Report”), Summit Community Bank, Inc. (the “Company”), a subsidiary of Summit, entered into an Purchase and Assumption Agreement with MVB Bank Inc. (“MVB Bank”), a wholly-owned subsidiary of MVB Financial Corp. (“MVB Financial”), dated April 22, 2021 (the “Purchase Agreement”), pursuant to which the Company agreed to purchase certain assets and assume certain liabilities (the “Acquisition”) of substantially all of MVB Bank’s Southern West Virginia community banking operations, including its full service banking centers located at: 400 Washington Street East, Charleston; 3754 Teays Valley Road, Hurricane; 660 Central Avenue, Barboursville; and 999 4th Avenue, Huntington, and its drive-up banking locations at 6399 Route 60 (formerly 6441 Farmdale Road), Barboursville, and 940 5th Avenue, Huntington (collectively, the “Branches”). Pursuant to the terms of the Purchase Agreement, the Acquisition was completed on July 10, 2021 (the “Closing”). The Company has assumed $163.1 million of deposit liabilities and has acquired $53.9 million in loans related to the Acquisition of the Branches.

The purchase price for the purchased assets at closing approximated $69 million consisting of (i) the average daily closing balance of the deposits for the thirty (30) day period prior to the closing multiplied by 6.00%, (ii) the aggregate amount of cash on hand as of the closing date, (iii) the aggregate net book value of all assets assumed (excluding cash on hand, real property and accrued interest with respect to the loans to be acquired), (iv) the appraised value of the real property acquired, and (v) accrued interest with respect to the loans acquired. The purchase price is subject to a customary post-closing adjustment based on the delivery within 30 calendar days following the closing date of a final closing statement setting forth the purchase price and any necessary adjustment payment amount.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is incorporated herein by reference as Exhibit 2.1. Except for its status as a contractual document that establishes and governs the legal relations between the parties with respect to the transactions described above, the Purchase Agreement is not intended to be a source of factual, business or operational information about the parties. Representations and warranties may be used as a tool to allocate risks between the parties to the Purchase Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing these matters as facts. Furthermore, they may be subject to standards of materiality applicable to the contracting parties, which may differ from those applicable to investors. The assertions embodied in such representations and warranties are qualified by information contained in disclosure schedules that the parties exchanged in connection with signing the Purchase Agreement. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, because they were only made as of the date of the Purchase Agreement and are modified in important part by the underlying disclosure schedules in the Purchase Agreement. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 7.01 Regulation FD Disclosure

On July 12, 2021, Summit issued a press release announcing the completion of the Acquisition of the Branches. A copy of the press release is attached as Exhibit 99.1 to this report and incorporated herein by reference.
In accordance with general instruction B.2. of Form 8-K, the information furnished pursuant to Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 nor shall the information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except as may be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
2.1
Purchase and Assumption Agreement, dated April 22, 2021, by and between MVB Bank, Inc. and Summit Community Bank, Inc. (incorporated by reference to Exhibit 2.1 to Summit’s Current Report on Form 8-K filed on April 23, 2021).

99.1	Press Release, dated July 12, 2021, issued by Summit Financial Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT FINANCIAL GROUP, INC.

Date: July 13, 2021	By: /s/ Julie R. Markwood
Julie R. Markwood
Senior Vice President and Chief Accounting Officer